FOR IMMEDIATE RELEASE

April 19, 2011

Contact: Susan M. Jordan

    732-577-9997

UMH PROPERTIES, INC. INCREASES SIZE OF BOARD OF DIRECTORS

FREEHOLD, N.J., April 19, 2011…….Eugene W. Landy, Chairman of the Board of UMH Properties, Inc. (NYSE Amex:UMH) announced that, on April 6, 2011, the Board of Directors adopted a resolution to increase the size of the Board from 7 to 9 directors and, to fill the resulting vacancies, appointed Mr. Jeffrey Carus as a Class II Director for the remaining term of Class II expiring in 2011 and appointed Mr. Michael Landy, Executive Vice President, as a Class I Director for the remaining term of Class I expiring in 2013.  Michael Landy is the son of Eugene W. Landy, Chairman and Founder of UMH, and the brother of Samuel A. Landy, President of UMH.  These appointments have been accepted, effective April 18, 2011.

Mr. Jeffrey Carus is Founder and Managing Partner of JAC Partners, LLC, a real estate investment company, and Founder and Managing Member of JAC Management, LLC, a real estate investment and management company, both in New York, New York. Mr. Eugene W. Landy commented, “Jeffrey Carus has extensive experience in real estate finance and investment. In particular, he has experience in evaluating land-leased manufactured home communities.”

Mr. Michael Landy, Executive Vice President, is also Chief Operating Officer, Chairman of the Executive Committee, and a Director of Monmouth Real Estate Investment Corporation, an affiliate of UMH. Mr. Eugene W. Landy stated, “Michael Landy, an officer of the company since 2001, has been instrumental in the Company’s recent growth. His commitment and vision are among the reasons why he has been appointed to our Board.”

UMH Properties, Inc., a publicly-owned REIT, owns and operates thirty-five manufactured home communities with 8,050 total home sites located in New Jersey, New York, Pennsylvania, Ohio and Tennessee.  In addition, the Company owns a portfolio of REIT securities.

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